jetBlue®      Investor Update

Exhibit 99.1

Investor Update: January 29, 2013

This investor update provides JetBlue’s investor guidance for the first quarter ending March 31, 2013 and full year 2013.

Recent Announcements

JetBlue has recently announced service between the following new city pairs:

City Pair	Frequency	Start Date
New York, NY (JFK) – Albuquerque, NM	1x Daily	April 22, 2013
San Juan, PR – Punta Cana, Dominican Republic	1x Daily	May 1, 2013
San Juan, PR – Santiago, Dominican Republic	1x Daily	May 1, 2013
Seattle, WA – Anchorage, AK	1x Daily (seasonal)	May 16, 2013
Boston, MA – Philadelphia, PA	5x Daily	May 23, 2013
Fort Lauderdale, FL – Medellín, Colombia	1x Daily	June 13, 2013
Fort Lauderdale, FL – San Jose, Costa Rica	1x Daily	June 27, 2013

Capacity

First quarter 2013 available seat miles (ASMs) are estimated to increase 5.5% to 7.5% year-over-year. Full year 2013 ASMs are estimated to increase 5.5% to 7.5% year-over-year.

JetBlue estimates the following distribution as a percentage of total ASMs by aircraft type:

First Quarter 2013		Full Year 2013
A320	E190	A320	E190
84%	16%	85%	15%

Average stage length is projected to be approximately 1,092 miles during the first quarter of 2013 versus 1,077 miles during the same prior year period and approximately 1,076 miles for the full year 2013 versus 1,085 miles for the full year 2012.

Operational Outlook

	First Quarter	Full Year
	2013	2013
Operating Expense Year-Over-Year Percentage Change
Unit Operating Expense (CASM)	1.0% - 3.0%	1.5% - 3.5%
Unit Operating Expense Excluding Fuel and Profit Sharing (CASM Ex-Fuel and Profit Sharing) †	2.0% - 4.0%	1.0% - 3.0%

† During the first quarter 2013, JetBlue began excluding the variable component of profit sharing from its CASM guidance. Unit operating expenses excluding fuel and including the effects of this change were 7.15 cents, 6.92 cents, 6.63 cents and 7.26 cents for the first, second, third and fourth quarters of 2012, respectively. CASM Ex-Fuel and Profit Sharing is a non-GAAP financial measure. Investors should consider these non-GAAP financial measures in addition to, and not as a substitute for, our financial performance measures prepared in accordance with GAAP. Please see the GAAP to non-GAAP reconciliation along with additional information regarding the use of these non-GAAP measures at the end of this update.

JetBlue Airways Investor Relations • (718) 709-2202 • ir@jetblue.com

jetBlue®      Investor Update

	First Quarter	Full Year
	2013	2013
Fuel Expense
Estimated Consumption (gallons)	142 million	602 million
Estimated Fuel Price per Gallon, Net of Hedges *	$3.23	$3.24 **

* Includes fuel taxes and fixed forward price (FFP) agreements.
**During the first quarter 2013, JetBlue began utilizing a new methodology in estimating the unhedged portion of its full year fuel price. Instead of using the Brent crude forward curve to calculate the unhedged portion of the full year fuel price, JetBlue began using the median of Bloomberg consensus estimates for Brent crude. As of January 25, 2013, median Bloomberg consensus for Brent crude per barrel was $110, $112, $112 for the second, third, and fourth quarters of 2013, respectively.

Fuel Hedges
As of January 25, 2013 JetBlue’s advanced fuel derivative contracts for the next twelve months are as follows:

	Gallons	Estimated Percentage	Price
		of Consumption
1Q13	11 million	8%	•8% in Brent crude collars with the average cap at $118/bbl and the average put at $106/bbl
2Q13	11 million	8%	•8% in Brent crude collars with the average cap at $116/bbl and the average put at $104/bbl
3Q13	12 million	8%	•4% in Brent crude collars with the average cap at $113/bbl and the average put at $101/bbl •4% in USGC jet fuel swaps at an average of $2.97/gal
4Q13	6 million	4%	•4% in USGC jet fuel swaps at an average of $2.92/gal

In addition to its advanced fuel derivative contracts, JetBlue has entered into fixed forward price agreements for 10% of expected 1Q13 consumption at an average price of $3.03, 10% of expected 2Q13 consumption at an average price of $3.02, 4% of expected 3Q13 consumption at an average price of $2.99, and 2% of expected 4Q13 consumption at an average price of $2.95. Note that all FFP prices are based on USGC indexed average jet fuel prices.

Other Income (Expense)
JetBlue estimates total Other Income (Expense) to be between ($35) and ($40) million in the first quarter and between ($135) and ($145) million for the full year.

Tax Rate
JetBlue expects an annual effective tax rate of approximately 39%. However, the actual tax rate in both first quarter and full year 2013 could differ due to the non-deductibility of certain items for tax purposes.

JetBlue Airways Investor Relations • (718) 709-2202 • ir@jetblue.com

jetBlue®      Investor Update

Capital Expenditures
(In millions)

First Quarter 2013		Full Year 2013
Aircraft	Non-aircraft	Aircraft	Non-aircraft
$50	$55	$450	$245

Aircraft Delivery Schedule

As of December 31, 2012 JetBlue’s fleet was comprised of 127 Airbus A320 aircraft and 53 EMBRAER 190 aircraft. 75 aircraft were on order from Airbus and Embraer, scheduled for delivery through 2018. In addition, JetBlue plans to take delivery of 40 Airbus A320neo aircraft between 2018 and 2021.

	Airbus A320			Airbus A321			EMBRAER 190
	Aircraft	Mortgage	Lease	Aircraft	Mortgage	Lease	Aircraft	Mortgage	Lease

1Q13	-	-	-	-	-	-	1	1	-
2Q13	-	-	-	-	-	-	5	1	-
3Q13	3	-	-	-	-	-	-	-	-
4Q13	-	-	-	4	-	-	1	-	-
Total at Year End	130	86	30	4	0	0	60	25	30

Share Count
Share count estimates for calculating basic and diluted earnings per share are as follows:

	First Quarter 2013
	Basic Share Count	Diluted Share Count	Interest Add-back
Net Income Range	(in millions)	(in millions)	(in millions)***
Zero - $11 million	280.4	282.1	$-
$11 million - $15 million	280.4	309.5	$1
$15 million or greater	280.4	342.7	$3

	Full Year 2013
	Basic Share Count	Diluted Share Count	Interest Add-back
Net Income Range	(in millions)	(in millions)	(in millions)***
Zero - $44 million	281.8	283.8	$-
$44 million - $59 million	281.8	308.7	$4
$59 million or greater	281.8	341.8	$10

*** Net of taxes
These share count estimates assume 20% annual stock price appreciation and are based on several other assumptions. These share count estimates do not include any share repurchases that may occur throughout 2013 under JetBlue’s share buyback program. The number of shares used in JetBlue’s actual earnings per share will likely be different than those stated above.

JetBlue Airways Investor Relations • (718) 709-2202 • ir@jetblue.com

jetBlue®      Investor Update

NON-GAAP FINANCIAL MEASURES
(dollars in millions, per ASM data in cents)

Reconciliation of Operating expense per ASM, excluding fuel and profit sharing
	Three Months Ended
	March 31, 2012		June 30, 2012		September 30, 2012		December 31, 2012
	$	per ASM	$	per ASM	$	per ASM	$	per ASM

Total operating expenses	$1,114	11.69	$1,147	11.51	$1,195	11.16	$1,150	11.65
Less: Aircraft fuel and related taxes	433	4.54	450	4.52	481	4.49	442	4.48
Operating expenses, excluding fuel	681	7.15	697	6.99	714	6.67	708	7.17
Less: Profit sharing	—	—	7	0.07	4	0.04	(8)	(0.09)
Operating expense, excluding fuel & profit sharing	$681	7.15	$690	6.92	$710	6.63	$716	7.26

This investor update contains statements of a forward-looking nature which represent our management's beliefs and assumptions concerning future events. When used in this document and in documents incorporated herein by reference, the words "expects," "plans," "anticipates," "indicates," "believes," "forecast," "guidance," "outlook," "may," "will," "should," "seeks," "targets" and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; increases and volatility in fuel prices, increases in maintenance costs and interest rates; our ability to implement our growth strategy; our significant fixed obligations and substantial indebtedness; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market and the effect of increased congestion in this market; our reliance on automated systems and technology; our being subject to potential unionization, work stoppages, slowdowns or increased labor costs; our reliance on a limited number of suppliers; our presence in some international emerging markets that may experience political or economic instability or may subject us to legal risk; reputational and business risk from information security breaches; a negative impact on the JetBlue brand; the long term nature of our fleet order book;  changes in or additional government rules, regulations or laws; changes in our industry due to other airlines' financial condition; the impact on our growth because of economic difficulties in Europe through a continuance of the economic recessionary conditions in the U.S. or a further economic downturn leading to a continuing or accelerated decrease in demand for domestic and business air travel; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to, the Company's 2011 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this update.

Regulation G Reconciliations

Consolidated operating cost per available seat mile, excluding fuel and profit sharing (CASM Ex-Fuel and Profit Sharing) is a non-GAAP financial measure that we use as a measure of our performance.

CASM is a common metric used in the airline industry.  We exclude aircraft fuel and related taxes and profit sharing from operating cost per available seat mile to determine CASM Ex-Fuel and Profit Sharing. We believe that CASM Ex-Fuel and Profit sharing provides investors the ability to measure financial performance excluding items beyond our control, such as (i) fuel costs, which are subject to many economic and political factors beyond our control, and (ii) profit sharing, which is sensitive to volatility in earnings.  We believe this measure is more indicative of our ability to manage costs and is more comparable to measures reported by other major airlines.  We are unable to reconcile projected CASM Ex-Fuel and Profit Sharing as the nature or amount of excluded items are only estimated at this time.

We believe these non-GAAP measures provide a more meaningful comparison of our results to others in the airline industry and our prior year results.  Investors should consider these non-GAAP financial measures in addition to, and not as a substitute for, our financial performance measures prepared in accordance with GAAP.  It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

4
JetBlue Airways Investor Relations • (718) 709-2202 • ir@jetblue.com